Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Form S-8 Nos. 333-38310 and 333-91046) of the SCI 401(k) Retirement Savings Plan of our report dated June 29, 2007 with respect to the financial statements and schedule included in this Annual Report on Form 11-K of the SCI 401(k) Retirement Savings Plan for the year ended December 31, 2006.
/s/ HARPER & PEARSON COMPANY
Houston, Texas
June 29, 2007